Exhibit 99.1

Havertys Reports Participation in KeyBanc Capital Markets Consumer Conference and Updates Fourth Quarter Sales Information

ATLANTA, GEORGIA, December 4, 2017 – HAVERTYS (NYSE: HVT and HVT.A) will be participating in the KeyBanc Capital Markets Consumer Conference on December 5, 2017. Members of Havertys' senior management are scheduled to meet with interested parties and discuss the Company's operations. In anticipation of these meetings, the Company today released updated sales information.

Havertys total sales for the fourth quarter through November 30 are flat with the same period last year and comparable sales are down 1.3%. Written sales for the fourth quarter through November 30 are up approximately 0.2% over the same period last year and written comparable store sales are down approximately 1.2%.

Clarence H. Smith, chairman, president and CEO, said, "Consumer spending continues to be more concentrated around traditional holiday sales events as customers seek to expand their purchasing power. Our promotions emphasize pricing while highlighting our products' style, function and quality. Our written business for the four-day Thanksgiving holiday sales period was up approximately 2.3% in total and 0.7% for comparable stores versus the same period last year when our results were up 14.3% in total and 16.0% for comparable stores. We have new savings offers planned over the next few weeks and are well stocked to deliver to customers in December."

The Company plans to release fourth quarter 2017 sales on Monday, January 8, 2018, before the market opens and fourth quarter financial results on Tuesday, February 20, 2018, after the market closes.

About Havertys

Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the Company's website havertys.com.

News releases include forward-looking statements, which are subject to risk and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's report filed with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

Source:  Havertys